Exhibit 10.3

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT, dated October 26, 2007 (this “Agreement”), is between NutriSystem, Inc., a Delaware corporation, with a principal place of business located at 300 Welsh Road, Building 1, Suite 100, Horsham, Pennsylvania 19044 (the “Company”), and David Clark (the “Employee”).

1.	Employment

This Agreement is effective November 26, 2007 or such earlier date as may be mutually agreed upon by the parties (the “Effective Date”). The Employee shall be the Chief Financial Officer and shall perform duties consistent with this position as are assigned by the President, the Chief Executive Officer or the Board of Directors of the Company (the “Board”). The Employee shall report directly to the Chief Executive Officer.

2.	Performance

The Employee shall devote substantially all of his business time and efforts to the performance of his duties under this Agreement during normal business hours.

3.	Term

The initial term of employment under this Agreement (the “Initial Term”) begins on the Effective Date and extends for three years. This Agreement renews automatically for one year renewal terms (a “Renewal Term”) unless either the Employee or the Company gives the other party written notice of non-renewal at least 3 months before the end of the Initial Term or any Renewal Term then in effect. The Agreement renews automatically for a one year Renewal Term upon a Change of Control (as defined below), beginning on the date of the Change of Control. The Initial Term plus any Renewal Term then in effect are the term of this Agreement (the “Employment Term”). The Employment Term may be terminated early as provided in Sections 8 through 12 of this Agreement.

4.	Salary

The Employee’s annual salary (the “Salary”) is payable in installments when the Company customarily pays its officers (but no less often than twice per month). The Salary is at the initial rate of $285,000 (the “Initial Salary”). The Board or the Compensation Committee shall review the Salary at least once a year. The Salary shall never be less than the Initial Salary.

5.	Stock

On the Effective Date, the Employee will receive restricted common stock valued at $1,000,000 (the “Stock Grant”). The number of restricted shares to be granted in the Stock Grant shall equal $1,000,000 divided by the closing price per share of the Company’s common stock on the Effective Date. The restricted shares will be dated as of the Effective Date and the shares will vest in equal annual installments over five (5) years. The terms and conditions of the Stock Grant shall be set forth in the award agreement for the Stock Grant (which shall be consistent with the terms of the Stock Grant described in this Agreement).

6.	Bonus

The Employee shall be entitled to participate in any bonus programs established by the Chief Executive Officer or the Compensation Committee, so long as the Employee is an employee in good standing with the Company on the date of any bonus payment. The Employee’s target bonus shall be up to 50% of the Salary. All bonus programs, as well as the goals for achieving the target bonus, are at the discretion of the Board or the Compensation Committee.

The Employee will be paid a guaranteed bonus of $40,000 within five days of December 30, 2007 and $40,000 within five days of June 30, 2008, so long as the Employee is an employee in good standing with the Company on the date of any bonus payment.

7.	Confidential Information, Non-Competition and Non-Solicitation

The Employee agrees to execute and be covered by the terms of the Company’s standard Nondisclosure and Non-Compete Agreement for Management Employees upon the commencement of employment with the Company.

8.	Death

If the Employee dies during the Employment Term, then the Employment Term shall terminate, and thereafter the Company shall not have any further liability or obligation to the Employee, the Employee’s executors, administrators, heirs, assigns or any other person claiming under or through the Employee, except (a) that the Employee's estate shall receive any unpaid Salary that has accrued through the date of termination, and (b) unvested shares of restricted stock granted to the Employee on the Effective Date are accelerated for 12 months of vesting calculated using the annual vesting schedule.

9.	Total Disability

If the Employee becomes “totally disabled,” then the Employment Term shall terminate, and thereafter the Company shall have no further liability or obligation to the Employee hereunder, except as follows: the Employee shall receive (a) any unpaid Salary that has accrued through the date of termination, (b) continued Salary for one month following the date the Employee is considered totally disabled, and (c) whatever benefits that he or she may be entitled to receive under any then existing disability benefit plans of the Company.

The term “totally disabled” means the Employee is considered totally disabled (a) under the Company’s group disability plan in effect at that time, if any, or (b) in the absence of any such plan, under applicable Social Security regulations.

10.	Termination for Cause

The Company may terminate the Employee for “cause” immediately upon notice from the Company. If the Employee is terminated for “cause”, then the Employment Term shall terminate and thereafter the Company shall not have any further liability or obligation to the Employee, except that the Employee shall receive any unpaid Salary that has accrued through the date of termination.

The term “cause” means: (a) the Employee is convicted of a felony (other than a traffic violation), or (b) in the reasonable determination of the Board, the Employee has done any one of the following: (1) committed an act of fraud, embezzlement, or theft in connection with the Employee’s duties in the course of his or her employment with the Company, (2) caused intentional, wrongful damage to the property of the Company, (3) materially breached (other than by reason of illness, injury or incapacity) the Employee’s obligations under this Agreement or under any written confidentiality, non-competition, or non-solicitation agreement between the Employee and the Company that the Employee shall not have remedied within 30 days after receiving written notice from the Board specifying the details of the breach, or (4) engaged in gross misconduct or gross negligence in the course of the Employee’s employment with the Company.

11.	Termination by the Employee

The Employee may terminate this Agreement for a reason other than on account of Good Reason (as defined below) by giving the Company written notice of termination one month in advance of the termination date. The Company may waive this notice period and set an earlier termination date. If the Employee terminates this Agreement, then on the termination date, the Employment Term shall terminate and thereafter the Company shall have no further liability or obligation to the Employee under this Agreement, except that the Employee shall receive any unpaid Salary that has accrued through the termination date. After the termination date, the Employee shall be required to adhere to the covenants against non-competition and non-solicitation described in Section 7 of this Agreement.

The Employee also may terminate this Agreement for Good Reason, provided that the Employee gives the Company written notice of the Good Reason condition within 90 days from the initial existence of the Good Reason condition, and if the Company has not cured the Good Reason condition within 30 days following such notice from the Employee, then upon such a termination, the Employee will be treated in accordance with Section 12, as if the Employee’s employment had been terminated by the Company without cause. As used herein, “Good Reason” means: (i) a material diminution of the Employee’s authority, duties or responsibilities; (ii) a material change in the geographic location at which the Employee performs services for the Company, which for this purpose shall mean the Company requiring the Employee to relocate more than 50 miles from Horsham, Pennsylvania; and (iii) a material breach of the Agreement by the Company.

12.	Termination without Cause by the Company

The Company may terminate the Employee without “cause” by giving the Employee written notice of termination one month in advance of the termination date. The Employee may waive this notice period and set an earlier termination date. If the Employee is terminated without “cause,” then the Employment Term shall terminate and thereafter the Employee shall be entitled only to the following under this Agreement:

(1) the Company will pay to the Employee a lump sum severance payment in the amount equal to the sum of (i) 9 months of the Salary then in effect, and (ii) the value of the premium cost to the Company to continue the Employee on the Company’s group life and AD&D policy for the 9 month period following the Employee’s termination date; and

(2) the Employee’s group healthcare coverage will be continued for 6 months, at the Employee’s normal contribution rates, and

(3) the Employee’s covenants against non-competition (as described in Section 7 of this Agreement) shall be reduced to a 6 month period from the termination date, from the period contained in the Agreement referred to in Section 7 above, and

(4) unvested shares of restricted stock granted to the Employee on the Effective Date are accelerated for 12 months of vesting calculated using the annual vesting schedule, and

(5) the Employee will not receive any bonus payments, unless the termination date is within 60 days of the bonus payment date and

(6) the Employee and the Company will enter into a mutual general release.

13.	Non-Renewal by the Company

If the Employee is terminated as a result of the non-renewal of this Agreement by the Company at the end of the Initial Term or any Renewal Term in accordance with Section 3, then the Employment Term shall terminate and thereafter the Employee shall be entitled only to the following under this Agreement:

(1) the Company will pay to the Employee a lump sum severance payment in the amount equal to the sum of (i) 6 months of the Salary then in effect, plus (ii) the prorated amount of the Employee’s annual cash bonus at the target level for the year in which the termination of employment occurs, prorated for the portion of such year during which the Employee was employed prior to the effective date of the termination; and

(2) the Employee and the Company will enter into a mutual general release.

14.	Change of Control

In the event a Change of Control occurs during the Employment Term, on the date of the Change of Control, the Employee shall become 100% vested in the Stock Grant.

For purposes of this Agreement, the term “Change of Control” shall mean the consummation of any of the following events:

(i) any sale, lease, exchange, or other transfer of all or substantially all of the assets of the Company to any other person or entity other than a wholly-owned subsidiary of the Company (in one transaction or a series of related transactions);

(ii) dissolution or liquidation of the Company;

(iii) when any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company’s voting securities (based upon voting power), or

(iv) any reorganization, merger, consolidation, or similar transaction or series of transactions that results in the record holders of the voting stock of the Company immediately prior to such transaction or series of transactions holding immediately following such transaction or series of transactions less than 50% of the outstanding shares of any of the voting securities (based upon voting power) of any one of the following: (1) the Company, (2) any entity which owns (directly or indirectly) the stock of the Company, (3) any entity with which the Company has merged, or (4) any entity that owns an entity with which the Company has merged.

15.	Governing Law/Jurisdiction

This Agreement is governed by Pennsylvania law. Any disputes, actions, claims or causes of action arising out of or in connection with the terms of this

Agreement or the employment relationship between the Company and the Employee shall be subject to the exclusive jurisdiction of the United States District Court for the Eastern District of Pennsylvania or the Pennsylvania state courts located in Montgomery County.

16.	Entire Agreement; Amendments

This Agreement sets forth the entire understanding among the parties hereto, and shall supersede all prior employment, severance and change of control agreements and any related agreements that the Employee has with the Company or any subsidiary, or any predecessor company.

This Agreement may not be modified or amended in any way except by a written amendment executed by the Employee and the Company.

17.	No Assignment

All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit and be enforceable by the respective heirs, representatives, successors (including any successor as a result of a merger or similar reorganization) and assigns of the parties hereto, except that the duties and responsibilities of the Employee hereunder are of a personal nature and shall not be assignable in whole or in part by the Employee.

18.	Jury Trial Waiver

The parties hereby agree that they shall and do waive trial by jury in any action, proceeding or counterclaim, whether at law or at equity, brought by either of them, or in any manner whatsoever, which arises out of or is connected in any way with this Agreement or with the employment relationship established between them.

19.	Compliance with Section 409A of the Code

This Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under section 409A of the Code. In no event may Employee, directly or indirectly, designate the calendar year of payment.

The cash severance benefits payable under this Agreement are intended to meet the requirements of the short-term deferral exemption under section 409A of the Code. However, if required by section 409A of the Code and if Employee is a “specified employee” (as such term is defined in section 409A(2)(B)(i) of the

Code and its corresponding regulations) as determined by the Company in its sole discretion in accordance with its “specified employee” determination policy, on the date of Employee’s termination of employment, payment of severance under this Agreement shall be delayed for a period of 6 months. The accumulated postponed amount shall be paid in a lump sum payment within 10 days after the end of the 6 month period. If Employee dies during the postponement period prior to payment of the postponed amount, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of Employee’s estate within 60 days after the date of Employee’s death. The continuation of the group healthcare coverage is intended to be exempt from the requirements of section 409A of the Code pursuant to Treas. Reg. §1.409A-1(b)(9)(v)(B).

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto duly executed this Employment Agreement as of the day and year first written above.

NutriSystem, Inc:

By:	/s/ Michael J. Hagan
Name:	Michael J. Hagan
Title:	Chairman and CEO

EMPLOYEE:

/s/ David Clark
Name: David Clark